2012-3 C EETC Investor
Presentation
Continental Airlines, Inc.
December 12, 2012
Issuer Free Writing Prospectus
Filed pursuant to Rule 433(d)
Registration No. 333-181014-01
December 12, 2012

 The issuer has filed a registration statement (including a prospectus) with the
 SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter, or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling Credit Suisse toll-free at 1-800-
 221-1037, Morgan Stanley toll-free at 1-866-718-1649 or Goldman, Sachs & Co.
 toll-free at 1-866-471-2526.

Continental Airlines 2012-3 C EETC
 • Continental Airlines, Inc. (“Continental”) is offering $425,000,000 of Class C Pass
 Through Certificates, Series 2012-3:
 – Class C Certificates will rank junior to the previously issued Series 2012-1 and
 Series 2012-2 Certificates
 – Series C Equipment Notes relating to each of the 42 aircraft financed under the
 Series 2012-1 and Series 2012-2 Certificates are expected to be issued by
 Continental and acquired by the Class C trust with proceeds from this offering
 – 20 aircraft under Series 2012-1 have been previously delivered / financed; 1 remaining aircraft under Series 2012-1 is expected to be delivered / financed in
 December 2012
 – 3 aircraft under Series 2012-2 have been previously delivered / financed; 18 aircraft under Series 2012-2 are expected to be delivered / financed from December 2012 to
 September 2013
 • Series C Equipment Notes will be secured by liens on 35 Boeing 737-900ER and 7 Boeing 787-8 aircraft
 • Lead Bookrunners: Credit Suisse, Morgan Stanley and Goldman, Sachs &
 Co.

CAL 2012-3 C EETC Structural Summary
 Principal Amount
 Expected Ratings (M/S/F)
 Initial / Highest LTV(1)
 Interest Rate
 Initial Average Life (in years)
 Regular Distribution Dates
 Principal Distribution Window (in years)
 Final Expected Distribution Date
 Final Maturity Date
 Section 1110 Protection
 Liquidity Facility
 Depositary(2)
  Class C
 $425,000,000
 B1 / B+ / BB-
 82.0%
 Fixed, semi-annual, 30/360 day count
 5.3
 April 29 and October 29
 5.3
 April 29, 2018
 April 29, 2018
 Yes
 No
 The funds raised for purposes of future delivery aircraft will be held in escrow with the Depositary and withdrawn from time to time to purchase the additional Equipment Notes as the aircraft are financed
Notes:
1. Initial LTV is calculated as of October 29, 2013, the first Regular Distribution Date after all aircraft are expected to have been financed as (i) the expected outstanding balance of the senior Certificates under Series 2012-1 and Series 2012-2, and the Class C Certificates, over (ii) the sum of the assumed aggregate aircraft values under
 Series 2012-1 and Series 2012-2, as of the referenced Regular Distribution Date. LTVs for Series 2012-1 reflect aircraft appraisals updated as of November or December
 2012; LTVs for Series 2012-2 are based on appraisals prepared in September 2012 for the purposes of the Series 2012-2 offering
2. Series C Equipment Notes for the aircraft covered by Series 2012-1 will not be issued until after the remaining 2012-1 aircraft has been financed or the period for such financing has ended

Key Structural Elements
 • Classes Offered: One tranche of non-amortizing debt offered
 • Waterfall: With respect to each Prior Series, Series 2012-1 and Series 2012-2, interest on Preferred Pool Balance on Class C is paid ahead of principal for senior tranches
 – Series C Equipment Notes issued with respect to the 2012-1 Prior Series will be subject to the Series 2012-1 waterfall both before and after an event of default
 – Series C Equipment Notes issued with respect to the 2012-2 Prior Series will be subject to the Series 2012-2 waterfall both before and after an event of default
 • Buyout Rights: After a Certificate Buyout Event with respect to a Prior Series, the Class C Certificateholders will have the right to purchase all, but not less than all, of the then outstanding more senior classes of Certificates issued under such Prior Series at par plus accrued and unpaid interest
 – No buyout right during the 60-day Section 1110 Period unless Continental has abandoned any aircraft under such Prior Series prior to the expiry of the 60-day period and no buyout right after such 60-day period if Continental enters into a
 Section 1110(a) agreement and continues to perform
 – No Equipment Note buyout rights

Key Structural Elements
 • Cross-Collateralization: The Series C Equipment Notes will be cross-
 collateralized by all 42 aircraft
 – Proceeds from the exercise of remedies with respect to an aircraft that secures any Series C Equipment Note will be available to cover shortfalls then due under
 Series C Equipment Notes issued with respect to the other aircraft financed under the same Prior Series, subject to the Intercreditor Agreement of such Prior
 Series. Following the payment in full of all Equipment Notes of a Prior Series, excess proceeds will be held as collateral for the Series C Equipment Notes issued under the other Prior Series
 – Excess proceeds used to pay Series C Equipment Notes of another Prior Series will not be subject to the Intercreditor Agreement of such other Prior Series
 • Cross-Default: All indentures of a Prior Series will include cross-default provisions to other indentures of the same Prior Series. There will not be cross-default provisions between indentures covered by different Prior
 Series, except it will constitute a default under the indentures of a Prior
 Series if (i) the Series A and Series B Equipment Notes of such Prior Series have been paid in full and (ii) a default has occurred and is continuing under the indentures of the other Prior Series

Continental Airlines, Inc.
Mortgage Payments
Series 2012-1
Loan Trustees(1)
Series A Equipment Notes
Series B Equipment Notes
Series C Equipment Notes
Series 2012-2
Loan Trustees(1)
Series A Equipment Notes
Series B Equipment Notes
Series C Equipment Notes
Equipment Note Payments on all Aircraft
Advances and Reimbursements (if any)
Subordination Agent
Liquidity Providers(2)
Equipment Note Payments on all Aircraft
Advances and Reimbursements (if any)
Subordination Agent
Liquidity Providers(2)
Class A and B Trustees(3)
Principal, Premium (if any) and Interest Distributions
Class A and B Trustees(3)
Principal, Premium (if any) and Interest Distributions
Interest Payments on Deposits
Depositary
Class C Trustee
Escrow Agent
Class C Certificateholders

Cash Flow Structure
(1) The Equipment Notes with respect to each Aircraft will be issued under a separate Indenture.
(2) Advances by Liquidity Providers will not cover any amounts distributable with respect to the Class C Certificates
(3) Distributions to the Class C Trustee with respect to each Prior Series from payments on Equipment Notes will be subject to the priority of distributions to the Liquidity Providers and the
 Class A and Class B Trustees of such Prior Series, to the extent provided in the Intercreditor Agreement applicable to such Prior Series.

Aircraft Number	Manufacturer's Serial Number	Aircraft Type	Narrowbody / Widebody	Delivery Month	Appraised Value [1][2]
2012-1	1	32835	737-900ER	Narrow	Feb-09	42,970,000
	2	33527	737-900ER	Narrow	Mar-09	42,990,000
	3	33529	737-900ER	Narrow	May-09	43,210,000
	4	31650	737-900ER	Narrow	Feb-12	51,293,333
	5	31651	737-900ER	Narrow	Mar-12	51,400,000
	6	40003	737-900ER	Narrow	Mar-12	51,380,000
	7	31646	737-900ER	Narrow	Apr-12	51,556,667
	8	40004	737-900ER	Narrow	Apr-12	51,540,000
	9	40005	737-900ER	Narrow	May-12	51,643,333
	10	41742	737-900ER	Narrow	May-12	51,650,000
	11	31640	737-900ER	Narrow	Jun-12	51,730,000
	12	41743	737-900ER	Narrow	Jun-12	51,740,000
	13	37205	737-900ER	Narrow	Sep-12	52,136,667
	14	41744	737-900ER	Narrow	Sep-12	52,136,667
	15	37199	737-900ER	Narrow	Sep-12	52,146,667
	16	37206	737-900ER	Narrow	Oct-12	52,363,333
	17	37200	737-900ER	Narrow	Nov-12	52,423,333
	18	34824	787-8	Wide	Sep-12	123,230,000
	19	34829	787-8	Wide	Oct-12	123,840,000
	20	34822	787-8	Wide	Nov-12	124,620,000
Total						**$1,226,000,000**
2012-2	22	37201	737-900ER	Narrow	Nov-12	52,252,778
	23	37207	737-900ER	Narrow	Nov-12	52,252,778
	24	37208	737-900ER	Narrow	Dec-12	52,311,389
Total						**$156,816,944**

Collateral Summary - Previously Delivered
Notes:
1. Appraised value is the lesser of the average and median Base Values of each aircraft as appraised by AISI, BK Associates and Morten Beyer &
 Agnew. An appraisal is only an estimate of value and should not be relied upon as a measure of realizable value. The sum of the values for each aircraft shown may not match the totals shown due to rounding
2. The values of each aircraft financed under 2012-1 reflect updated appraisals as of November or December 2012. Values for 2012-2 aircraft are per appraisals as of September 2012 included in the Continental Airlines Prospectus Supplement dated September 19, 2012. Appraised values of delivered aircraft are maintenance adjusted if applicable as determined independently by each appraiser

Aircraft Number	Manufacturer's Serial Number	Aircraft Type	Narrowbody / Widebody	Delivery Month	Appraised Value [1][2]
2012-1	21	34825	787-8	Wide	Dec-12	124,790,000
2012-2	25	41745	737-900ER	Narrow	Dec-12	52,311,389
	26	36599	737-900ER	Narrow	Jan-13	52,453,333
	27	31644	737-900ER	Narrow	Jan-13	52,453,333
	28	33537	737-900ER	Narrow	Feb-13	52,509,167
	29	32836	737-900ER	Narrow	Feb-13	52,509,167
	30	36600	737-900ER	Narrow	Mar-13	52,568,333
	31	37099	737-900ER	Narrow	Mar-13	52,568,333
	32	37102	737-900ER	Narrow	Apr-13	52,710,833
	33	31653	737-900ER	Narrow	Apr-13	52,710,833
	34	38702	737-900ER	Narrow	May-13	52,770,000
	35	31648	737-900ER	Narrow	May-13	52,770,000
	36	38703	737-900ER	Narrow	Jun-13	52,829,167
	37	37100	737-900ER	Narrow	Jun-13	52,829,167
	38	31647	737-900ER	Narrow	Jul-13	52,971,667
	39	31649	737-900ER	Narrow	Jul-13	52,971,667
	40	34821	787-8 [3]	Wide	Dec-12	124,840,000
	41	34823	787-8 [3]	Wide	Dec-12	124,840,000
	42	34830	787-8 [3]	Wide	Jul-13	126,290,000
Total						**$1,290,696,389**

Collateral Appraised Value (including previous page) **$2,673,513,333**

Collateral Summary - Future Deliveries
Notes:
1. Appraised value is the lesser of the average and median Base Values of each aircraft as appraised by AISI, BK Associates and Morten Beyer &
 Agnew. An appraisal is only an estimate of value and should not be relied upon as a measure of realizable value. The sum of the values for each aircraft shown may not match the totals shown due to rounding
2. The values of each aircraft financed under 2012-1 reflect updated appraisals as of November or December 2012. Values for 2012-2 aircraft are per appraisals as of September 2012 included in the Continental Airlines Prospectus Supplement dated September 19, 2012.
3. Continental may choose to finance a 787-8 aircraft scheduled for delivery in September 2013 in lieu of one of the listed 787-8 aircraft. The debt amount for the substitute aircraft will be the same as for the replaced aircraft

Collateral Pool
CAL 2012-2 Collateral Mix
Distribution of Appraised Value
Vintage: 0%
New: 100%
B737-900ER
$947MM
B787-8
$376MM
Widebodies: 28.4%
Narrowbodies: 71.6%
Total
$1,323MM
CAL 2012-1 Collateral Mix
Distribution of Appraised Value
Vintage: 9.6%
New: 90.4%
Widebodies: 36.8%
Narrowbodies: 63.2%
New $1,222MM
Vintage
$129MM
B737-900ER
$854MM
B787-8
$497MM
 • The collateral pool benefits from diversification of two strategically core aircraft types

Aircraft Appraisals
 • Continental has obtained Base Value Desktop Appraisals from three appraisers (AISI, BK Associates and Morten Beyer & Agnew)
 – The values of each aircraft financed under 2012-1 reflect updated appraisals as of
 November or December 2012
 – The values for the 2012-2 aircraft are per appraisals as of September 2012 included in the Continental Airlines Prospectus Supplement dated September 19,
 2012
 • Aggregate aircraft appraised value of $2,674 million(1)
 – Appraisals available in the Preliminary Prospectus Supplement
 • Appraisals indicate an initial collateral cushion of 18.6% and 17.4% on the
 Class C for the 2012-1 and 2012-2 equipment notes respectively(2)
Notes:
1. Appraised value is the lesser of the average and median Base Values of each aircraft as appraised by AISI, BK Associates and Morten Beyer &
 Agnew. An appraisal is only an estimate of value and should not be relied upon as a measure of realizable value
2. Initial LTV is calculated as of October 29, 2013, the first Regular Distribution Date after all aircraft are expected to have been financed

Collateral Overview
Boeing 737-900ER
 • Overview: The 737-900ER is the largest variant of the world’s all-time best selling
 737NG family of narrowbody commercial aircraft
 • Strengths(1):
 – Very similar build and configuration to the 737-800, but longer fuselage accommodates 13 additional passengers with transcontinental capability in
 Continental’s standard two-class configuration
 – Introduced in 2007, the 737-900ER is the newest member of the 737NG family with up to 138 commercial aircraft in service and 407 on order
 – Lowest operating unit cost per seat among in-production narrowbodies
 • Importance to Continental:
 – Allows Continental to increase available capacity in higher demand domestic markets with a marginal increase in incremental trip cost
 – Continental also views the aircraft as an attractive alternative for domestic 757-
 200 aircraft
1. Sources: The Boeing Company, Morten Beyer & Agnew, Continental Airlines

Boeing 737-900ER Market

16 Customers for 545 Net Orders[1]

Lion air (187)

UNITED

DELTA

Alaska Airlines

CIT

Ростехнологии

spicejet

KOREAN AIR (6)

UTair

EL AL ISRAEL AIRLINES

GE Capital Aviation Services (4)

Blue Air web.com (3)

Sky airlines

SOMON AIR

TURKISH AIRLINES

UNIDENTIFIED (4)

Lion air

UNITED

GE Capital

KOREAN AIR

Alaska Airlines

Sky airlines

SOMON AIR

(2)

spicejet

TURKISH AIRLINES

(38)
(14)
(140)
(10)
(3)
(2)
(7)
(6)
(15)
(100)
(6)
(47)
(64)
(2)
(6)
(4)
(4)
(8)
138 deliveries to 9 customers
Notes:
1. Net orders are defined as gross orders minus cancellations by customers inclusive of aircraft deliveries, through October
 31, 2012. Deliveries are through October 31, 2012
Net orders from customers
(1)
Source:
The Boeing Company

Collateral Overview
Boeing 787-8 “Dreamliner”
 • Overview: New generation long range aircraft with size similar to current 767s in fleet -
 219 passengers in Continental’s standard two-class configuration (36 business / 183 premium and regular economy)
 • Strengths(1):
 – Over 44 airlines and leasing companies have ordered 523 aircraft as of October 31,
 2012
 – Intercontinental range to serve destinations not accessible with 767 aircraft (e.g.
 Denver to Narita)
 – Superior economic performance anticipated
 o Up to 20% lower fuel consumption than equivalent sized aircraft
 o 15-25% lower operating costs
 o Up to 30% lower airframe maintenance costs and longer intervals between maintenance checks
 o 20% weight savings due to an airframe comprised of nearly 50% carbon fiber
 • Importance to Continental:
 – Provides Continental with a cost efficient, long range, medium density route aircraft
 – An attractive replacement on 767 routes and certain 777 markets
1. Sources: The Boeing Company, Morten Beyer & Agnew, Continental Airlines

AEROFLOT Russian Airlines
AEROMEXICO
air astana
airberlin
AIR CANADA
ANA
AirEuropa
Air Niugini
ALAFCO
Avianca
AVIATION CAPITAL GROUP
BBJ Boeing Business Jets
Biman BANGLADESH AIRLINES
CIT
DELTA
BRITISH AIRWAYS
Ethiopian
GULF AIR
海南航空 Hainan Airlines
ICELANDAIR
ILFC
AIR CHINA 中国国际航空公司
JET AIRWAYS
Kenya Airways The Pride of Africa
JAL
AIR FRANCE KLM
AIR NEW ZEALAND
OMAN AIR
Lion air
LOT
norwegian.com
LAN
AIR LEASE CORPORATION
Arik
PrivatAir
QATAR AIRWAYS
royal air maroc
KOREAN AIR
[redacted]
UNITED
arkia
ROYAL JORDANIAN
TUI
TRANSAERO AIRLINES
SAUDI ARABIAN AIRLINES
TRAVEL
UZBEKISTAN airways
UNIDENTIFIED
SINGAPORE AIRLINES
Vietnam Airlines
virgin atlantic

B787
8 and
9
-
-
Source:
The Boeing Company
Note: As of October 31, 2012
523 B787
-
8
Boeing 787-8/9 Market
55 Customers for 838 Firm Orders
315 B787
-
9